Exhibit 99.1

Getty Realty Corp. Announces That Getty Petroleum Marketing, Inc. Has Been Ordered to Meet Its Post-Bankruptcy Lease Obligations

JERICHO, N.Y.--(BUSINESS WIRE)--January 11, 2012--Getty Realty Corp. (NYSE-GTY) (the “Company”) announced that the United States Bankruptcy Court (the “Court”) in the bankruptcy case of Getty Petroleum Marketing, Inc. (“Marketing”), the Company’s largest tenant, issued an order yesterday affirming the Company’s right to receive post-bankruptcy rent for December 2011 and January 2012 and rejecting an attempt by Marketing to “offset” the rent for such months. The Court ordered Marketing to comply with all of its post-bankruptcy obligations under the Master Lease, including the obligations to pay fixed rent and real estate taxes (the “Order”). The Order requires Marketing to pay $3 million towards these obligations by January 17th and the remainder of the amounts due under the Master Lease on account of unpaid post-bankruptcy obligations, which includes more than $9 million of unpaid fixed rent, not later than February 5, 2012.

David B. Driscoll, President and CEO of the Company commented, “We welcome the decision of the Bankruptcy Court requiring Marketing to comply with its post-bankruptcy obligations under the Master Lease. The Company intends to continue to protect its interests with respect to the Master Lease and pursue all other rights and remedies available to it as appropriate. We remain confident of the long-term value in the portfolio subject to the Master Lease and optimistic about the future of our Company.”

The Company has previously disclosed that it had served Marketing with a formal notice of termination of the Master Lease as a result of Marketing’s nonpayment of November 2011 rent. As of November 30, 2011 Marketing leased approximately 800 properties under the Master Lease and the monthly fixed rent that was due to the Company under the Master Lease was approximately $4.9 million. Under the Master Lease, Marketing is responsible for the payment of taxes, maintenance, repair, insurance, environmental and other operating expenses. The Company believes that it is likely that Marketing has not paid some or all of the real estate taxes due and owing under the Master Lease in a timely manner.

As a result of the foregoing developments, it is likely that the Company will be required to accrue and pay for some or all of these unpaid real estate taxes. Also, as previously disclosed, it is also likely that the Company will be required to increase the deferred rent receivable reserve, record additional impairment charges and accrue for Marketing’s environmental liabilities. In addition, the Company may incur significant costs associated with proceedings against Marketing and a repositioning of the Master Lease portfolio. The Company has not determined the amounts of any such costs or potential adjustments to its financial statements. These developments could materially adversely affect the Company’s business, financial condition, revenues, operating expenses, results of operations, liquidity, ability to pay dividends or stock price. The Company cannot provide any assurance regarding the ultimate resolution of Marketing's bankruptcy.

For more information on the risks associated with the Company’s relationship with Marketing, see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s subsequent Quarterly Reports on Form 10-Q and as updated by the Company’s subsequent periodic reports filed under the Securities Exchange Act of 1934, as amended and the Company’s other filings made with the Securities and Exchange Commission.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of retail motor fuel and convenience store properties and petroleum distribution terminals. The Company owns and leases approximately 1,155 properties nationwide.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When the words “believes,” “intends,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. Examples of these forward looking statements include the Company’s statements of intentions regarding pursuit of its actions against Marketing. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause the Company’s actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

CONTACT:
Getty Realty Corp.
David B. Driscoll, 516-478-5478